Execution Version

AGFEED INDUSTRIES, INC.
2010 LONG-TERM INCENTIVE PLAN

STOCK OPTION AGREEMENT FOR

NONQUALIFIED STOCK OPTION

BETWEEN

AGFEED INDUSTRIES, INC.

AND

K. Ivan F. Gothner

Date of Grant:	September 18, 2012

Number of Shares:	1,400,000

Exercise Price:	$0.39/share

Option Expiration Date:	September 18, 2022

NONQUALIFIED STOCK OPTION AGREEMENT

This Agreement, dated as of September 18, 2012 (the “Grant Date”), between AgFeed Industries, Inc. (“AgFeed” or the “Company”) and K. Ivan F. Gothner (the “Optionholder”).

WITNESSETH:

1.  Grant of Option

Pursuant to the provisions of the AgFeed Industries, Inc. 2010 Long-Term Incentive Plan (the “Plan”), AgFeed hereby grants to the Optionholder, subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, the right and option (the “Option”) to purchase from AgFeed for cash, or for common stock, par value $0.001 per share of AgFeed (the “Common Stock”), subject to the approval of the Committee, all or any part of an aggregate of 1,400,000 shares of Common Stock at the exercise price of $0.39 per share; such option to be exercised as hereinafter provided. Notwithstanding anything to the contrary herein, to the extent the number of shares of Common Stock subject to this Option exceed the number of shares of Common Stock available under the Plan as of the date of this Agreement, the Option and the shares of Common Stock shall be granted and issued outside of the Plan, but shall nevertheless be governed by the terms of the Plan as if this Option and such shares were granted under the Plan. This Option is not intended to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. This Option is granted in consideration for services expected to be rendered by the Optionholder and for the Optionholder’s agreement to certain obligations concerning confidential information, noncompetition, nonsolicitation and intellectual property rights set forth in the Employment Agreement between the Optionholder and the Company dated the date hereof.

2.  Terms and Conditions

It is understood and agreed that the Option evidenced hereby is subject to the following terms and conditions:

(a)	Expiration Date. Subject to earlier termination upon or following the Optionholder’s termination of employment or in connection with a Change of Control as provided in this Agreement, the Option granted hereby shall expire on September 18, 2022. Upon termination or expiration of this Option, all rights of the Optionholder hereunder shall cease. Notwithstanding anything to the contrary herein, for purposes of the Option, the Optionholder’s employment shall not be deemed to terminate until his service as a director of the Company also terminates.

(b)	Exercise of Option. This Option shall be vested and exercisable on the date of this Agreement with respect to 466,666 shares of Common Stock. Except as otherwise provided in this section 2(b), this Option may be exercised with respect to the remaining shares of Common Stock subject to this Option only to the extent that the Optionholder has been continuously employed by the Company as set forth in the following vesting schedule:

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Continuous Employment Required Until:	Shares Vesting:

The First Anniversary of the Grant Date	466,667 shares (33.3%)

The Second Anniversary of the Grant Date	466,667 shares (33.3%)

Subject to section 2(c) and section 2(e) herein, this Option may be exercised in whole at any time, or from time to time in part, to the extent vested, prior to expiration as specified in section 2(a). Any exercise shall be accompanied by a written notice to AgFeed specifying the number of shares as to which the Option is being exercised. Notwithstanding anything contained in this Section 2(b) to the contrary, and subject to the terms of the Plan, upon the Optionholder’s death, termination as a result of Disability, Retirement, or involuntary termination without Cause or voluntary termination for Good Reason, the Option granted hereby shall become immediately exercisable in full.

(c)	Registration. Notwithstanding anything in this Agreement to the contrary, this Option will be exercisable only to the extent a Registration Statement on Form S-8 has been filed with respect to the Common Stock subject to this Option and to the extent such Registration Statement is then effective and free from any stop order or other condition rendering such Registration Statement unavailable for the offer and sale of the Common Stock subject to this Option.

(d)	Payment of Exercise Price upon Exercise. At the time of any exercise, the exercise price of the shares as to which this Option shall be exercised shall be paid in cash (or, subject to the conditions and limitations described in the Plan, by delivering shares of Common Stock of AgFeed or by delivering a combination of such Common Stock and cash equal to the aggregate exercise price of the shares being acquired, determined by reference to the exercise price per share set forth in Section 1 hereof) to AgFeed.

(e)	Exercise upon Death, Disability, or Termination of Employment.

(1)	In the event of the Optionholder’s death, Disability, Retirement, or involuntary termination without Cause, this Option may be exercised, to the extent that the Optionholder was entitled to do so at the date of such death, termination as a result of Disability, Retirement, or involuntary termination without Cause or voluntary termination for Good Reason, in whole at any time, or from time to time in part, within one year after the date of such event, but in no event later than the expiration date specified in section 2(a), and shall thereafter expire.

(2)	In the event the Optionholder’s employment with the Company is voluntarily terminated by the Optionholder (other than due to Retirement or Good Reason), this Option will expire upon such termination of employment.

(3)	Notwithstanding anything herein to the contrary, in the event the Optionholder’s employment with the Company is terminated for Cause, all rights to exercise this Option shall terminate upon such termination of employment.

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(4)	Notwithstanding the foregoing, if after the Optionholder’s employment with the Company is terminated, (a) the Company determines that it could have terminated the Optionholder’s employment for Cause (other than due to the circumstances described in clause (b) of the definition of Cause) had all relevant facts been known at the time of such termination or (b) the Company determines that the Optionholder has breached any noncompetition, nonsolicitation, confidentiality or similar obligation owed by the Optionholder to the Company or its affiliates, then the Company may terminate this Option immediately upon such determination, and the Optionholder will be prohibited from exercising this Option thereafter. In such event, the Optionholder will be notified of the termination of this Option.

(5)	For purposes of this Agreement:

(i)	“Cause” means, unless there is in effect an employment agreement applicable to the Optionholder with a different definition (in which case such different definition shall apply), the Optionholder having: (a) violated any non-competition agreement, confidentiality agreement or similar arrangement with the Company or any of its affiliates; (b) materially violated any provision of any employment arrangement with the Company or any of its affiliates, or any obligations or conditions of employment (such as failure to comply with the Company’s policies or procedures), and failure to cure such violation within ten (10) days after demand by the Company (except that no cure period will be allowed for a second offense or for any conduct falling within any of the remaining clauses of this definition); (c) breached any fiduciary duty that the Optionholder owes to the Company or any of its affiliates; (d) become, in the reasonable opinion of the majority of the Board of Directors of the Company, as determined in good faith, addicted or dependent on intoxicants or drugs of any nature; (e) committed any misdemeanor involving theft or deception or any felony; or (f) engaged in dishonesty, disloyalty or fraud involving the Company’s or any of its affiliate’s business, assets, employees, customer or suppliers.

(ii)	“Disability” means, unless there is in effect an employment agreement applicable to the Optionholder with a different definition (in which case such different definition shall apply), the Optionholder suffers from an illness or other physical or mental impairment which prevents the Optionholder from performing his essential job duties and responsibilities, with or without reasonable accommodation. The determination of Disability shall be made by the Board of Directors of the Company in good faith.

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(iii)	“Good Reason” means, unless there is in effect an employment agreement applicable to the Optionholder with a different definition (in which case such different definition shall apply), (a) any material violation by the Company of any provision of this Agreement and failure to cure such violation within ten (10) days after demand by the Optionholder; (b) other than for Cause, any reduction by the Company in the Optionholder’s base salary or in the Optionholder’s bonus potential (as historically and consistently applied) that is not consistent with the manner in which the Company has established such bonus potential as part of its past practices (but excluding any change in such items that applies to substantially all other comparable level executives of the Company who are entitled thereto); or (c) other than for Cause, any material adverse change, without the prior consent of the Optionholder, in his conditions of employment with the Company from such conditions of employment in effect as of the date of this Agreement, including any material reduction in the nature or scope of the Optionholder’s title or responsibilities as in effect immediately after the date of this Agreement (other than any such reduction that results from becoming part of a larger organization following a merger or similar transaction). Notwithstanding anything to the contrary herein, the Optionholder’s voluntary termination shall not be considered to be for Good Reason unless the Optionholder provides written notice to the Company of the condition constituting Good Reason within ninety (90) days of the initial existence of such condition, and the Company fails to remedy such condition within thirty (30) days after receipt of such notice from the Optionholder.

(iv)	“Harmful Activity” means that the Optionholder does any one or more of the following: (a) at any time, uses, publishes, sells, trades, or otherwise discloses “non-public information” of the Company unless such activity was inadvertent, done in good faith, and did not cause significant harm to the Company; (b) after notice from the Company, fails to return to the Company any document, data, or other item or items in the Optionholder’s possession or to which the Optionholder has access that may involve “non-public information” of the Company; (c) while employed by or providing services to the Company or within six months following termination of employment, upon the Optionholder’s own behalf or upon behalf of any other person or entity that competes or plans to compete with the Company, (x) solicits or entices for employment any employee of the Company or (y) solicits any customer of the Company that the Optionholder contacted, called upon, solicited, interacted with, or became acquainted with, or learned of through access to information (whether or not the information is or was “non-public information”) while employed by or providing services to the Company unless such activity was inadvertent, done in good faith, and did not involve a customer who the Optionholder should have reasonably known was a customer of the Company.

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(v)	“Retirement” means the Optionholder’s resignation or termination of employment (other than termination for Cause) upon the first to occur of the Optionholder’s attaining (a) age 65 or (b) age 60 with 10 years of service with the Company (including years of service granted by the Company as a result of a merger, acquisition, or other transaction); further provided that the Committee may determine in its sole discretion that a resignation or termination of employment under other circumstances shall be considered “Retirement” for purposes of the Plan.

(f)	Change of Control:

(1)	Unless the Committee otherwise determines, upon a Change of Control (as defined below), if the successor or surviving corporation (or parent thereof) so agrees, then, without the consent of the Optionholder (or other person with rights in the Option), some or all of this Option may be assumed, or replaced with the same type of award with similar terms and conditions, by the successor or surviving corporation (or parent thereof) in the Change of Control transaction. If applicable, this Option to the extent assumed by the successor or surviving corporation (or parent thereof) shall be appropriately adjusted, immediately after such Change of Control, to apply to the number and class of securities which would have been issuable to the Optionholder upon the consummation of such Change of Control had this Option been exercised, vested or earned immediately prior to such Change of Control, and such other appropriate adjustments in the terms and conditions of this Option shall be made.

(2)	If the provisions of paragraph (1) do not apply with respect to some or all of this Option, then all of this Option shall become vested immediately prior to the Change of Control and shall be cancelled as of the date of the Change of Control in exchange for a payment in, at the discretion of the Committee, cash and/or shares (which may include shares or other securities of any surviving or successor entity or the purchasing entity or any parent thereof) equal to the excess of the Fair Market Value of the shares subject to this Option on the date of the Change of Control covered by the vested portion of this Option that has not been exercised over the exercise price of such shares under this Option, provided that if such excess is zero, then the Option shall be cancelled without payment therefor.

(3)	In the event that the Company terminates the Optionholder’s employment or service without Cause or the Optionholder terminates the Participant’s employment or service for Good Reason in each case within one year following a Change of Control, then the following provisions shall apply to any assumed portion of this Option or replacement awards described in paragraph (1) and any Awards not cancelled in connection with the Change of Control pursuant to paragraph (2):

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(i)	Effective upon the date of the Optionholder’s termination of employment or service, this Option or replacement award automatically shall vest in full; and

(ii)	At the election of the Optionholder, this Option or replacement awards shall be cancelled as of the date of such termination in exchange for a payment in cash and/or shares (which may include shares or other securities of any surviving or successor entity or the purchasing entity or any parent thereof) equal to the excess of the Fair Market Value of the shares subject to this Option on the date of such termination covered by the portion of the Option that has not been exercised over the exercise or grant price of such shares under this Option.

(4)	A “Change of Control” shall be deemed to have occurred as of the first day that any one or more of the following conditions is satisfied, including, but not limited to, the signing of documents by all parties and approval by all regulatory agencies, if required:

(i)	The stockholders approve a plan of complete liquidation or dissolution of the Company; or

(ii)	One of the following is consummated:

(a)	An agreement for the sale or disposition of all or substantially all of the Company’s assets (other than to an Excluded Person (as defined below));

(b)	A merger, consolidation or other similar transaction involving the Company, other than (1) a merger, consolidation or other similar transaction that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such other surviving entity) outstanding immediately after such merger, consolidation or reorganization, or (2) a merger, consolidation or other similar transaction that would result in at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such other surviving entity) outstanding immediately after such merger, consolidation or other similar transaction being held by an Excluded Person; or

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(c)	The acquisition (other than an acquisition of securities from the Company in a private placement or as contemplated by subparagraph (b) above) by any one person, entity or more than one person or entity acting as a group, other than an Excluded Person(s), of ownership of the shares of the Company that, together with the shares then held by such person or group, constitutes more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities; provided that if any such person or group is considered to own more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities, then the acquisition of additional stock by the same person, entity or group shall not be deemed to cause a Change of Control.

An Excluded Person means: (i) the Company or any of its affiliates, (ii) a trustee or other fiduciary holding securities under any employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock in the Company.

(g)	Harmful Activity. Notwithstanding anything in this Agreement to the contrary, if the Optionholder shall engage in any Harmful Activity, then this Option, to the extent then unexercised and whether vested or unvested, shall immediately be forfeited and canceled. The Committee shall make the determination as to whether the Optionholder engaged in a Harmful Activity and such determination shall be final and conclusive, unless otherwise determined by a majority of disinterested members of the Board.

(h)	Nontransferability. The Optionholder may, with the prior approval of the Committee, transfer this Option in accordance with the provisions of Section 13 of the Plan. Without the prior approval of the Committee, this Option shall not be transferable other than by will or by the laws of descent and distribution and this Option shall, during the lifetime of the Optionholder, be exercisable only by such Optionholder.

(i)	No Rights as Shareholder. The Optionholder shall have no rights as a shareholder with respect to any shares of Common Stock subject to this Option prior to the date of issuance of a certificate or certificates for such shares.

(j)	No Right to Continued Employment. This Option shall not confer upon the Optionholder any right to continue in the employ of or service with the Company.

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(k)	Compliance with Law and Regulations; Recoupment. This Option and the obligation of the Company to sell and deliver shares hereunder shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any government or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for shares of Common Stock prior to (1) the listing of such shares on any stock exchange on which the Common Stock may then be listed and (2) the completion of any registration or qualification of such shares under any federal or state law, or any rule or regulation of any government body which a majority of the disinterested members of the Board shall, in their sole discretion, determine to be necessary or advisable. If the Committee determines that recoupment of incentive compensation paid to the Optionholder pursuant to this Option is required under any law or listing standard or any recoupment policy of the Company, then this Option will terminate immediately on the date of such determination to the extent required by such law, listing standard or recoupment policy, any prior exercise of this Option may be deemed to be rescinded and the Committee may recoup any such incentive compensation in accordance with such recoupment policy or as required by law or listing standard. The Company shall have the right to offset against any other amounts due from the Company to the Optionholder the amount owed by the Optionholder hereunder and any exercise price and withholding amount tendered by the Optionholder with respect to any such incentive compensation.

(l)	Restrictions on Resale. By accepting this Option, the Optionholder agrees not to sell any shares of Common Stock acquired under this Option at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. In addition, if required by underwriters for the Company, the Optionholder agrees to enter into a lock-up agreement with respect to any shares of Common Stock acquired or to be acquired under this Option.

3.  Investment Representation

The Company may require the Optionholder to furnish to the Company, prior to the issuance of any shares upon the exercise of all or any part of this Option, an agreement (in such form as the Company may specify) in which the Optionholder represents that the shares acquired upon exercise are being acquired for investment and not with a view to the sale or distribution thereof.

4.  Optionholder Bound by Plan

The Optionholder hereby acknowledges receipt of a copy of the Plan, prospectus, and any amendments thereto, and agrees to be bound by all the terms and provisions thereof, which, to the extent relevant, are incorporated herein by reference as part of this Agreement. Capitalized terms used herein that are not otherwise defined shall have the meanings set forth in the Plan.

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5.  Withholding of Taxes

The Company will require that, as a condition precedent to the exercise of this Option, the Optionholder make appropriate arrangements for the withholding of any applicable taxes. The obligation of the Optionholder under this section to provide for the payment of withholding taxes may be satisfied, subject to the provisions of Section 18(g) of the Plan, by electing to have the Company withhold certain of the shares that would otherwise be issuable pursuant to the exercise of the Option granted hereby.

6.  Notices

Any notice hereunder to the Company shall be addressed to it at its office at 100 Bluegrass Commons Blvd., Suite 310, Hendersonville, Tennessee 37075, Attention: Human Resources, and any notice hereunder to Optionholder shall be addressed to him or her at the address below, subject to the right of AgFeed to designate at any time hereafter in writing some other address.

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IN WITNESS WHEREOF, AgFeed Industries, Inc. has caused this Agreement to be executed by a duly authorized officer and the Optionholder has executed this Agreement, both as of the day and year first above written.

AGFEED INDUSTRIES, INC.

By:	/s/ Gerald Daignault
	Name:	Gerard Daignault
	Title:	Interim Chief Financial Officer

OPTIONHOLDER

/s/ K. Ivan F. Gothner
Name: K. Ivan F. Gothner

Address:

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